UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Indonesian Government Allows PetroAlgae Protein as Animal Feed Ingredient

PetroAlgae Inc. (OTCBB: PALG) (“PetroAlgae”) today announced that it has received official notice that the protein from PetroAlgae’s proprietary micro-crop production technology has successfully passed testing by the Indonesian Ministry of Agriculture, and that the PetroAlgae protein is suitable for use as a raw material in animal feed in Indonesia.

Furthermore, the protein has been cleared for importation as a raw material to be used as an ingredient for animal feed. This protein is a co-product of PetroAlgae’s core bio-crude (renewable fuel feedstock) production system. Licensees of the PetroAlgae production system will be expected to follow the Guidance and Procedures for the Registration of Animal Feed in Indonesia.

About PetroAlgae Inc.

PetroAlgae is a leading alternative energy company that licenses a commercial micro-crop technology system to produce clean fuel and food in an environmentally sustainable manner. Through a modular, flexible design construction, PetroAlgae enables a near-continuous growing and harvesting process of a wide variety of micro-crops suited to local climates, ensuring maximum growth rates. PetroAlgae’s globally-scalable system produces high-value protein as well as a cost-effective alternative to fossil fuels, while absorbing carbon dioxide from greenhouse gas emissions. The Florida-based company expects to establish first-mover advantage in the biofuels industry and offers a path to sustainable and clean energy independence while promoting local job growth.

The information in this Form 8-K under Item 8.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: October 26, 2009	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President